Registration Statement No. 333-114355

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                 ______________________________________________

                                CN BANCORP, INC.
             (Exact name of registrant as specified in its charter)

                                    MARYLAND
         (State or other jurisdiction of incorporation or organization)

                                   52-1954396
                     (I.R.S. Employer Identification Number)

                              7401 RITCHIE HIGHWAY
                           GLEN BURNIE, MARYLAND 21061
                                 (410) 760-7000
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                                  JAN W. CLARK
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                CN BANCORP, INC.
                              7401 RITCHIE HIGHWAY
                           GLEN BURNIE, MARYLAND 21061
                                 (410) 760-7000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________

If this form is a post-effective amendment file pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                        Proposed                Proposed
      Title of each                                     Maximum                 Maximum               Amount of
      Shares to be               Amount to be           Aggregate               Aggregate              Registration
       Registered                Registered             Price per Unit (1)      Offering Price         Fee
====================================================================================================================
Common Stock, Par
 Value $10.00 per Share         200,000 Shares               $14.05                $2,810,000.00      $356.03
====================================================================================================================

(1) Determined, solely for the purpose of calculating the registration fee, in accordance with Rule 457(c), upon the basis of the average of the bid and ask prices of the Common Stock, par value $10.00 per share, of the registrant as reported on the OTC Bulletin Board System as of April 6, 2004.

                           __________________________

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


This Amendment is filed solely to include the delaying amendment. The registration fee was paid in connection with the initial filing.